Exhibit (h)(28)
EXHIBIT A
     THIS EXHIBIT A, dated as of January 10, 2012 is Exhibit A to that certain Sub-Administration Services Agreement dated as of February 22, 2011 between BNY Mellon Investment Servicing (US) Inc. and Pyxis Capital, L.P. (formerly, Highland Funds Asset Management, L.P.).
PORTFOLIOS
Pyxis Energy and Materials Fund (formerly, Highland Energy and Materials Fund)
Pyxis Trend Following Fund (formerly, Highland Trend Following Fund)
Pyxis Natural Resources Fund (formerly, Highland Natural Resources Fund)
Pyxis Dividend Equity Fund (formerly, Highland Dividend Equity Fund)
Pyxis Alpha Trend Strategies Fund (formerly, Highland Alpha Trend Strategies Fund)
Pyxis Alternative Income Fund (formerly, Highland Alternative Income Fund)